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                                                                    EXHIBIT 10.6



                               PACTIV CORPORATION
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                                  (THE "PLAN")


                                     PURPOSE

                  The Plan is maintained by Pactiv Corporation (the "Company") as an unfunded plan for the purpose of providing retirement benefits with respect to certain employees that are equal to retirement benefits lost under its qualified defined benefit pension plan for salaried employees (the "Retirement Plan") as a result of the imposition of the limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"). The portion of the Plan that provides for benefits limited by Code Section 415 is maintained as an "excess benefit plan" as described in Section 3(36) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). The other benefits provided for under the Plan are only available to a "select group of management or highly compensated employees" as determined by the Compensation / Nominating / Governance Committee of the Board of Directors of the Company (the "Committee"), and the portion of the Plan providing such benefits is intended to satisfy the ERISA exemption requirements for a plan limited to such a group. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Retirement Plan.

                                    THE PLAN

1.       Effective Date

         The Plan as set forth herein is an amendment and restatement of the Tenneco Inc. Supplemental Executive Retirement Plan (the "Former Plan") as provided in the Human Resources Agreement (the "HR Agreement") between the Company and Tenneco Inc. and is effective on the date on which the Company's stock is distributed to the shareholders of Tenneco Inc. (the "Distribution Date"). The benefit entitlement, if any, under the Former Plan of any person who separated from service prior to that date shall be governed by the provisions of the Former Plan as it was in effect from time to time prior to that date, and liability for such benefit has been allocated under the HR Agreement.

2.       Eligibility

         An employee shall be a "Participant" in this Plan if the employee is a participant in the Retirement Plan or is provided a benefit under Section 11 hereof.

         Participation by active and former employees of the Automotive Group (as that term is defined in the Distribution Agreement between and among Tenneco Inc. and the Company) shall cease as of the close of business on the Distribution Date and all liability for benefits accrued under the Plan by such employees shall be retained and assumed by Tenneco Inc.

3.       Amount of Benefit
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         The benefit payable under this Plan to a Participant, or to the
Participant's Eligible Spouse, Eligible Child(ren), joint annuitant or other beneficiary(ies), all as determined under the provisions of the Retirement Plan, shall equal the excess, if any, of (a) over (b) where:

                  (a) is the benefit that would be paid under the Retirement Plan if the provisions of the Retirement Plan were administered without regard to the limitations imposed by the Code and, only with respect to Participants who, at any time, were participants in the Company's Executive Incentive Compensation Plan or the Tenneco Inc. Executive Incentive Compensation Plan (collectively, the "EICP"), if Final Average Compensation, as computed under the Retirement Plan, were determined on the basis of compensation paid during the three calendar years (of the five calendar year period ending no later than the calendar year immediately preceding his or her termination or retirement) for which such compensation is the highest, and increased by the quotient of (i) the total of the cash bonuses, as defined below, paid to the Participant in the three calendar years (during the same five calendar year period ending no later than the calendar year immediately preceding his or her termination or retirement) for which such total is the highest, divided by (ii) three or such lesser number of calendar years (included in such period) in which such bonuses were paid to the Participant; provided, that the calendar year including his or her termination or retirement shall be included if such event follows the payment of regular bonuses for that year; and provided, that bonuses and salary, respectively, deferred at the election of the Participant shall be counted only in the year that they would have been paid absent such election, and provided further, that the foregoing language shall be applied to count bonuses which relate to a calendar year as paid in that year, for example, 2000 bonuses will be counted in 2000 notwithstanding the fact that they are actually paid in 2001; and

                  (b) is the benefit that is payable under the Retirement Plan.

         Notwithstanding the foregoing, if, except as otherwise provided in writing, an employee is granted credit for purposes of benefit accrual under the Retirement Plan for service rendered prior to the time that the employee became a participant in the Retirement Plan, such employee shall be credited with such service under this Plan only if and to the extent determined by the Committee. Unless otherwise provided in writing, no benefit shall be payable under the Plan unless a benefit also is payable under the Retirement Plan, except that benefits accrued hereunder as of the effective date are treated as fully vested and nonforfeitable to the extent provided in the HR Agreement.

         Cash bonus means only cash bonuses paid under the EICP and other cash bonuses as the Committee determines.


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4.       Form of Benefit

         Any benefit under this Plan shall be paid in the same form and manner as the benefit payments made to, or with respect to, the Participant under the Retirement Plan. Notwithstanding the preceding sentence, no benefit is payable hereunder prior to 60 days after the Participant has separated from service, unless the Committee so determines. Prior to the commencement of benefits but, in no event later than 24 months after the Participant has separated from service, and only with respect to a Participant who at any time was a participant in the EICP (or a beneficiary of such a Participant), such Participant or beneficiary may elect, but only with the approval of the Committee, to receive payment of such benefit in the form of a lump sum or annuity, provided that in cases where a Participant has chosen a lump sum and the exact amount of a Participant's benefit cannot be determined by the date elected for payment, a preliminary lump sum shall be paid with respect to amounts that can be clearly ascertained then, with the remainder to be issued in a subsequent lump sum when that amount is exactly determined by the Committee or its delegee. In addition, with respect to all Plan Participants, if the benefit payable from this Plan (expressed as an age 65 life annuity) would be less than $50 per month, the benefit payable from this Plan automatically shall be paid as a lump sum.

         The actuarial factors set forth in the Retirement Plan shall be used to compute benefits hereunder, provided that, for purposes of any lump sum payment that may be payable under the Plan, the interest rate used shall be the annual rate of interest on 30-year Treasury securities as specified by the IRS for the second calendar month preceding the first day of the Plan Year during which the annuity starting date occurs, and the applicable mortality table described in Rev. Rul. 95-6, 1995-1 C.B. (page 80), or in such other formal guidance as may be issued from time to time by the IRS.

5.       Unfunded Plan

         This Plan shall be maintained as an unfunded non-qualified deferred compensation plan. All benefits under this Plan shall be payable from the general assets of the Company. No person shall be entitled to receive any benefits under this Plan from the funds of the Retirement Plan.

6.       No Assignment

         No benefit under this Plan shall be assignable or alienable or subjected, by attachment or otherwise, to the claims of creditors of any person.

7.       No Guarantee of Employment

         This Plan shall not be construed to give any Participant the right to be retained in the employment of the Company or any of its affiliates.


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8.       Operation and Administration

         This Plan shall be operated under the direction of and administered by the Committee and in accordance with its administrative rules.

         The Committee's decision in all matters involving the interpretation and application of this Plan shall be final and binding. The Committee shall establish a claims procedure which is consistent with the claims procedure employed under the Retirement Plan.

9.       Governing Law

         To the extent not preempted by federal law, this Plan shall be construed, administered and enforced in accordance with the laws of the State of Illinois.

10.      Amendment and Discontinuance

         The Company reserves the right, by action of the Committee, to amend or discontinue the Plan. However, no such amendment or discontinuance shall impair or adversely affect any benefits accrued under this Plan as of the date of such action.

11.      Special Appendix

         The Company may from time to time determine to provide certain persons additional supplemental pension benefits, which may be reflected in a Special Appendix hereto or in such other document as the Company shall determine. References in a Special Appendix or such other document to the "Plan" are to this Plan.

12.      Employees Transferred to Newco

         This Section effects the terms of the Human Resources Agreement between and among Tenneco Inc., Tenneco Packaging Inc. ("TPI") and Packaging Corporation of America ("Newco"). Active employees of Tenneco Packaging Inc. ("TPI") who become employees of Newco or one of its subsidiaries and other persons who have vested benefits in the Retirement Plan and become employees of Newco or one of its subsidiaries ("Newco Employees") prior to the earliest of: (i) five years from April 12, 1999; or (ii) the date specified in the notice provided to Tenneco by Newco that such arrangement will terminate (the "Salaried Plan Transition Date") will continue to be covered under the Plan until the earliest of: (i) the Salaried Plan Transition Date; (ii) his or her separation from service with Newco; or (iii) payment of his or her benefits under the Plan pursuant to mutual agreement. Newco Employees will cease participation in future benefit accruals under the Plan as of the date specified in the preceding sentence. Until that date, any service or compensation, if applicable, will be used to determine whether Newco Employees attain eligibility for benefits under the Plan, including eligibility for subsidized early retirement benefits. All benefits accrued by Newco Employees will be fully vested and nonforfeitable on April 12, 1999, and all subsequent benefits accrued until the Salaried Plan Transition Date will be fully vested and nonforfeitable upon accrual. In addition, service with Newco after the Salaried Plan Transition Date will be recognized

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as service under the Plan for purposes of determining additional retirement benefit accruals beyond those accrued as of the Salaried Plan Transition Date.

         Subject to (iii) above, Newco Employees will not be treated as persons who separated from service, unless they actually do separate from service with Newco or an affiliate of Newco, for purposes of entitling them to commence receiving benefits under the Plan.

         Any and all enhancements to which a Newco Employee is entitled under
Section 11 hereof shall be preserved through the Salaried Plan Transition Date.

13.      Special Rules Applicable to TMC Personnel

         Notwithstanding any other provision hereof, the following rules shall apply to the benefits hereunder of the personnel (active employees and persons treated as active employees) of Tenneco Management Company who are covered by the Tenneco Rabbi Trust: (i) the lump sum benefit of any such person shall in no event be less than his/her lump sum computed using an interest rate no greater than the interest rate in effect for benefits paid in 1999; (ii) any such person shall be permitted to elect prior to his or her separation from service, a lump sum distribution; and (iii) such a person who separates from service in 1999, shall be eligible to receive benefits in 1999 regardless of the fact that 60 days have not elapsed. The provisions of this Section and the provisions of any document described in Section 11 of the Former Plan are not subject to amendment except with the written consent of the person affected.

                  IN WITNESS WHEREOF, the Company has caused the Plan to be executed on its behalf by its respective officers thereunder duly authorized, on the day and year set forth below.


                                         PACTIV CORPORATION


Date:    November 1, 1999                By:  /S/ John Potempa
      ---------------------                  -------------------------------

                                         Its:  Vice President Employee
                                               -----------------------------
                                               Relations and Administration
                                               -----------------------------






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                               R. WAMBOLD BENEFITS
                                    UNDER THE
            COMPANY'S SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("PLAN")


                  The benefits of Richard L. Wambold ("Wambold") under the Plan will be adjusted as follows:

                  The annual pension benefits to which Wambold shall be entitled under all the Company's defined benefit plans (qualified and non-qualified) commencing at age 55 or his separation from service, if later, will, at a minimum, be equal to the product of (x) and (y), where (x) is the average of his total base compensation plus bonus for the three calendar years immediately preceding his separation from service and (y) is the total of 25% plus 2.5% for each full year of service with Tenneco Inc. and the Company earned in the period commencing January 1, 1997, for a maximum total of 50%. Notwithstanding the foregoing, the provisions set forth herein shall be applicable only if Wambold completes five years of service with Tenneco Inc. and the Company during the period commencing January 1, 1997.

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                              J. FAULKNER BENEFITS
                                    UNDER THE
            COMPANY'S SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("PLAN")


                  The benefits of James V. Faulkner, Jr. ("Faulkner") under the Plan will be adjusted as follows:

                  The monthly pension benefits to which Faulkner shall be entitled under the Plan and herein shall be equal to the normal retirement pension benefits to which Faulkner would be entitled under the Plan if Faulkner had commenced participation in the Tenneco Inc. Retirement Plan ("TRP") on his employment commencement date. If Faulkner reaches age 55 while performing services for Tenneco Inc. or the Company as an officer, he will be eligible for an early retirement benefit under the Plan as though he then met the participation and service requirements of the TRP, with subsidized reduction factors no less favorable than those in effect under the TRP on January 1, 1997. If Faulkner dies before commencing to receive the benefits described hereunder, his beneficiary will receive a death benefit which is the present value of the benefits he has accrued hereunder as of the date of his death.

                  If Faulkner remains employed by the Company through December 31, 2002 his benefit hereunder will be determined by counting an additional three years of service and participation and an additional three years of age beyond actual service, participation and age at the time of separation from service. If he resigns or is discharged for cause prior to December 31, 2002, he will be ineligible for the supplemental pension plan enhancement described in this paragraph. In all other circumstances, including without limitation his death, disability or discharge without cause, Faulkner or his beneficiary in the case of death will be eligible for this supplemental pension plan enhancement.


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                              MEAD SPECIAL APPENDIX
                                     TO THE
                 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("PLAN")


                  This Special Appendix sets forth certain special provisions of the Plan with respect to the benefits of Dana G. Mead ("Mead").

                  1. Mead shall be entitled to monthly pension benefits in the amount determined under Section 2 hereof commencing on the first day of the calendar month immediately following the termination of his employment with the Tenneco Management Company (the "Company").

                  2. The monthly pension benefits to which Mead shall be entitled shall be equal to the greater of (a) or (b) where

                       (a) equals the benefits to which Mead would be entitled under the Tenneco Inc. Retirement Plan (the "TRP") and this Plan, computed using the Final Average Earnings, as defined in Section 3 hereof, and Years of Credited Service, as defined in Section 4 hereof, and substituting the rules of Sections 1, 5 and 6 hereof for the generally applicable rules of such plans; and

                       (b) equals 2.48% of Mead's Final Average Earnings, as defined in Section 3 hereof, times his Years of Credited Service, as defined in Section 4 hereof, and substituting the rules of Sections 1, 5 and 6 hereof for the generally applicable rules of such plans.

                  3. "Final Average Earnings" means the quotient of (i) Mead's Earnings, as defined below, divided by (ii) 36. "Earnings" means the greater of (a) Mead's regular base salary for the 3 calendar years in which such regular base salary was the highest in the 5 consecutive calendar year period ending prior to his termination of employment plus the total cash bonus earned by Mead for the 3 calendar years in which such total was the highest in the 5 consecutive calendar year period ending prior to his termination of employment; or (b) Mead's regular base salary (annualized for the year of termination of employment) for the 3 calendar years in which such regular base salary was highest in the 5 consecutive calendar year period ending in the year of his termination of employment plus the total cash bonus earned by Mead for the 3 calendar years in which such total was the highest in the 5 consecutive calendar year period ending in the year of his termination of employment.

                  4. "Years of Credited Service" means the total of (i) 14 2/3 plus (ii) Mead's Actual Tenneco Service, as defined below. "Actual Tenneco Service" means the period, in whole years and fractions thereof with each month or portion thereof


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                  counting as one-twelfth of one year, from March 16, 1992
                  through the date that Mead attains age 65.

                  5. The benefits provided hereunder shall be paid in the joint and 50% survivor form of annuity if Mead is married at the time benefits are to commence -- i.e., to Mead for life and, after his death, 50% of the monthly amount payable during Mead's life continuing to the spouse, if any, to whom he was legally married at the date of the commencement of payment of benefits hereunder and to whom he was so married on the date of his death. There shall be no reduction in the amount of the benefits payable during Mead's life on account of payment in the joint and 50% survivor form. The benefits provided hereunder shall be paid in the life only form of annuity if Mead is not married at the time that benefit payments are to commence. Subject to the rules stated in the immediately following paragraph, Mead may elect to receive such benefits in another form which is the actuarial equivalent of the normal form of benefit specified above for his marital status at the time in question. At Mead's election, the Company will purchase and distribute to him an annuity contract issued by an insurance company acceptable to Mead to provide such benefits.

                       If his termination of employment is effective after he
                  attains age 62 or earlier with the consent of the Company, Mead may elect to receive such benefits in the form of a lump sum distribution. If a lump sum distribution is elected, it shall be computed under the assumptions then in use with respect to the TRP, or its successor; provided, that in no event shall the interest assumption be greater than the Pension Benefit Guaranty Corporation immediate annuity interest rate in effect as of January 1 of the year in which the payment is to be made, and provided further that the mortality table shall be no less favorable to Mead or his Beneficiary than the 1983 group annuity table, 50% male, 50% female mix.

                       Mead may elect that the lump sum benefit be paid at some
                  date certain which is later than the date specified for benefit commencement in Section 1 hereof. Any such election shall be irrevocable and must be filed prior to the date benefits would otherwise commence hereunder. If he makes such an election, the lump sum amount computed above shall be credited with interest at the prime rate prevailing from time to time from the date specified in Section 1 above until the date of actual payment.

                  6. If Mead dies before commencing to receive the benefits described hereunder, his Beneficiary will receive a death benefit in a lump sum distribution which is the present value of the benefits which he has accrued hereunder as of the date of his death computed in accordance with the rules set forth herein, including the interest assumption specified in Section 5 hereof. Without limiting the generality of the foregoing, it is specifically provided that the special alternative death benefit called for by the TRP as in effect on December 31, 1994, shall apply if that produces a higher benefit.


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                  7.   The benefits provided hereunder are in lieu of any
                  benefits to which Mead might otherwise be entitled under the TRP, Tenneco Inc. Benefit Equalization Plan or this Plan, but shall not adversely affect his entitlement to benefits under any other plan, fund or program maintained by the Company, nor shall benefits provided under any other such plan fund or program be offset against or otherwise reduce the benefits provided for hereunder.

                  8. For the purpose of calculating Mead's Earnings, the Company shall determine an amount that shall be used as a cash bonus number (the "Hypothetical Bonus") for any year in which Mead has received something in lieu of a cash bonus. Notwithstanding the foregoing, a Hypothetical Bonus shall be counted only in circumstances in which it would yield larger monthly pension benefits.

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